Exhibit 4.5
SUPPLEMENTAL INDENTURE
     SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 13, 2006, between Tesoro Corporation, a Delaware corporation (the “Company”) and U.S. Bank National Association, as trustee under the Indentures (the “Trustee”). Capitalized terms used and not defined herein shall have the meaning ascribed to them in the Indentures.
W I T N E S S E T H
     WHEREAS, the Company and the Subsidiaries of the Company listed in the signature pages of the Indentures (collectively, the “Guarantors”) have heretofore executed and delivered to the Trustee (i) that certain indenture (as supplemented to the date hereof, the “2012 Indenture”), dated as of November 16, 2005, providing for the initial original issuance of an aggregate principal amount of $450,000,000 of 6 1/4% Senior Notes due 2012 (the “2012 Notes”) and (ii) that certain indenture (as supplemented to the date hereof, the “2015 Indenture”, and together with the 2012 Indenture, collectively, the “Indentures”), dated as of November 16, 2005, providing for the initial original issuance of an aggregate principal amount of $450,000,000 of 6⅝% Senior Notes due 2015 (the “2015 Notes”, and together with the 2012 Notes, collectively, the “Notes”);
     WHEREAS, Section 10.04 of each Indenture provides that under certain circumstances a Guarantor shall be released from its obligations under its Subsidiary Guarantee and such Indenture and the Trustee shall execute any documents reasonably required to evidence such release;
     WHEREAS, the Trustee shall execute this supplemental indenture and that certain Release of Guarantor of even date herewith (the “Release”) to evidence such release of each of Digicomp, Inc., a Delaware corporation, and Victory Finance Company, a Delaware corporation (collectively, the "Subject Guarantors”), the foregoing entities being Subsidiaries of the Company, on the terms and conditions set forth herein and therein; and
     WHEREAS, pursuant to Section 9.01 of the Indentures, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture.
     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
     1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indentures.
     2. Agreement to Release. The Trustee hereby agrees to release each of the Subject Guarantors from all of its obligations under its Subsidiary Guarantees and the Indentures on the terms and subject to the conditions set forth in Article IX of the Indentures and pursuant to the Release.
     3. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.
     4. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed signature page hereof by electronic transmission shall be effective as delivery of a manually executed counterpart hereof.
     5. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
     6. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of, and makes no representation as to, the validity or sufficiency of this Supplemental Indenture or for or in respect of the correctness of the recitals of fact contained herein, all of which recitals are made solely by the Company.
     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and delivered, all as of the date first above written.

“COMPANY” Tesoro Corporation
By	/s/ Gregory A. Wright
Gregory A. Wright
Executive Vice President and Chief Financial Officer

“TRUSTEE” U.S. Bank National Association as Trustee
By	/s/ James Kowalski
James Kowalski
Vice President

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